UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. )

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Under Rule 14a-12

box, inc.

(Name of Registrant as Specified in Its Charter)

STARBOARD VALUE LP

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD

Starboard Value and Opportunity S LLC

Starboard Value and Opportunity C LP

Starboard Value and Opportunity Master Fund L LP

Starboard Value L LP

Starboard Value R LP

Starboard Value R GP LLC

Starboard x master Fund LTD

STARBOARD VALUE GP LLC

STARBOARD PRINCIPAL CO LP

STARBOARD PRINCIPAL CO GP LLC

JEFFREY C. SMITH

PETER A. FELD

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐          Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Starboard Value LP, together with the other participants named herein (collectively, “Starboard”), intends to file a preliminary proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (the “SEC”) to be used to solicit votes for the election of a slate of highly-qualified director nominees at the 2021 annual meeting of stockholders (the “Annual Meeting”) of Box, Inc., a Delaware corporation (the “Company”).

On May 3, 2021, Starboard issued the following press release and delivered the following letter to the stockholders of the Company. The full text of the letter is also attached hereto as Exhibit 1 and is incorporated herein by reference.

STARBOARD DELIVERS open letter TO BOX STOCKHOLDERS

Highlights Disappointment with the Company’s Results and Recent Financing Transactions

Announces Intent to Nominate Highly Qualified Director Candidates for Election at Upcoming Annual Meeting of Stockholders

NEW YORK, NY – May 3, 2021 /PRNewswire/ -- Starboard Value LP (together with its affiliates, “Starboard”), one of the largest stockholders of Box, Inc. (“Box” or the “Company”) (NYSE: BOX), with an ownership interest of approximately 7.7% of the Company’s outstanding shares, today delivered an open letter to Box stockholders in connection with the Company’s 2021 Annual Meeting of Stockholders.

The full text of Starboard’s open letter to Box stockholders follows and can also be viewed at the following link:

https://www.starboardvalue.com/wp-content/uploads/Starboard_Value_LP_Letter_to_Box_Stockholders_05.03.2021.pdf

A LETTER TO THE STOCKHOLDERS OF BOX, INC.

May 3, 2021

Dear Fellow Stockholders,

Starboard Value LP (together with its affiliates, “Starboard” or “we”) has been a stockholder of Box, Inc. (“Box” or the “Company”) for approximately two years. We currently own approximately 7.7% of the outstanding common stock of Box, making us one of the Company’s largest stockholders. While we appreciate the dialogue we have had with Box’s management team and Board of Directors (the “Board”) over the past two years, we have grown increasingly frustrated with continued poor results, questionable capital allocation decisions, and subpar shareholder returns.

Over the past two years we have kept the entirety of our communications with the Company private in the hopes of building a collaborative partnership to drive long-term shareholder value. From the outset, we have been clear that in order for value to be created, Box needed to significantly improve both growth and profitability, as well as meaningfully lower its equity compensation expense and improve capital allocation. To that end, we have spent significant time with members of management reviewing our analysis and recommendations on topics such as growth opportunities, commercial and sales execution, salesforce productivity, cost management, equity incentives, and margin expansion opportunities. Last year, when we communicated our view that significant changes were needed at Box, we were urged by the Board and management team to give the Company even more time to execute and were told that this time would be different. Following this dialogue, and a commitment by management and the Board to address our concerns, we agreed with the Board to reach a settlement last year that led to the appointment of two independent directors that we recommended and the formation of an Operating Committee of the Board. At the time, we agreed not to have direct representation on the Board, as members of the Board committed to us they would work with management to address our concerns, hold management accountable for results, and ensure that value was created for the benefit of all stockholders.

At the time of our settlement, we stated that “[w]e see a number of opportunities for substantial shareholder value creation and look forward to seeing the Company execute on opportunities to drive profitable growth towards a best-in-class financial profile.” Unfortunately, execution has fallen well short of expectations, with last year’s annual billings growth below 10% for the first time in the Company’s public history, continued negative GAAP earnings, and a share price that is still below where it closed after its first day of trading following its IPO more than six years ago1. Although some progress was made on non-GAAP operating margins (in an environment where most companies saw lower operating expenses due to COVID-19 related benefits), Box has not been able to address any of the other issues we identified. These disappointing results have been delivered against a backdrop of extremely healthy trends in the software industry, with many cloud-native software companies experiencing rapid growth, significant margin expansion, and dramatic share price growth during this time. Despite this subpar performance, the Board has failed to take meaningful and decisive actions to change the trajectory of the Company, and the status quo largely remains.

To make matters worse, Box has recently executed two financing transactions within four months, neither of which were necessary, as the Company already had $225 million of net cash prior to these financings and generates cash each quarter2. The second financing was transparently done to insulate management and the Board ahead of a potential election contest with Starboard, by issuing a $500 million voting convertible preferred security, which represents more than 10% of shares outstanding and requires that the preferred vote on an as-converted basis in accordance with the Board’s recommendations. The stated use of proceeds from this financing is solely to execute a $500 million share repurchase, which means the Company is issuing $500 million of convertible preferred equity in order to repurchase $500 million of common equity. The only viable explanation for this financing is a shameless and utterly transparent attempt to “buy the vote” and shows complete disregard for proper corporate governance and fiscal discipline.

These recent actions, coupled with the continued underperformance and lack of value creation at Box, lead us to believe that further changes are both warranted and needed on the Board in order to provide fresh perspectives, renewed accountability to stockholders, and importantly, the objectivity and perspective to make difficult decisions without the burden of attachment to the past. Despite our frustration and concern regarding the Company’s poor results and the most recent financing transaction, we have continued to engage with the Board constructively and in good faith, in hopes of reaching an acceptable outcome so that we can work together to represent the best interests of all stockholders. However, to date, the Board has refused our attempts to work together, and we appear to be at an impasse.

We believe Box can and should be a vibrant company addressing unmet needs in a large and growing category of the enterprise software market with its cloud-native content management solution. We believe the issues at Box are largely company specific and self-inflicted. There is no good reason that Box should be unable to deliver improved growth and profitability, at least in-line with better performing software companies, which, in turn, would create significant shareholder value.

1 Source: Company filings, Bloomberg.

2 Source: Company filings.

As such, in accordance with the Company’s governance deadlines and in order to preserve our rights as stockholders, we intend to deliver to Box a formal notice nominating highly qualified director candidates for election at the 2021 Annual Meeting of Stockholders ahead of the upcoming deadline.

We look forward to sharing details on our nominees and further thoughts on the opportunities at Box with our fellow stockholders in the coming weeks and months. We believe Box has a bright future and, with proper governance and oversight, can achieve significantly improved results and create substantial long-term shareholder value. Our interests are directly aligned with yours, and we commit to taking actions we believe will best represent our collective interests. We remain open-minded about reaching a mutually agreeable solution with Box and will continue our engagement with the Company. Thank you for your consideration and support.

Respectfully,

/s/ Peter A. Feld

Peter A. Feld

Managing Member

Starboard Value LP

About Starboard Value LP

Starboard Value LP is a New York-based investment adviser with a focused and fundamental approach to investing in publicly traded U.S. companies. Starboard seeks to invest in deeply undervalued companies and actively engage with management teams and boards of directors to identify and execute on opportunities to unlock value for the benefit of all shareholders.

Investor contacts:

Peter Feld, (212) 201-4878

Gavin Molinelli, (212) 201-4828

www.starboardvalue.com

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Starboard Value LP, together with the other participants named herein (collectively, "Starboard"), intends to file a preliminary proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission ("SEC") to be used to solicit votes for the election of a slate of highly-qualified director nominees at the 2021 annual meeting of stockholders of Box, Inc., a Delaware corporation (the "Company").

STARBOARD STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR.

The participants in the proxy solicitation are anticipated to be Starboard Value and Opportunity Master Fund Ltd (“Starboard V&O Fund”), Starboard Value and Opportunity S LLC (“Starboard S LLC”), Starboard Value and Opportunity C LP (“Starboard C LP”), Starboard Value and Opportunity Master Fund L LP (“Starboard L Master”), Starboard Value L LP (“Starboard L GP”), Starboard Value R LP (“Starboard R LP”), Starboard Value R GP LLC (“Starboard R GP”), Starboard X Master Fund Ltd (“Starboard X Master”), Starboard Value LP, Starboard Value GP LLC (“Starboard Value GP”), Starboard Principal Co LP (“Principal Co”), Starboard Principal Co GP LLC (“Principal GP”), Jeffrey C. Smith and Peter A. Feld.

As of the date hereof, Starboard V&O Fund beneficially owns directly 6,620,735 shares of Class A Common Stock, par value $0.0001 per share, of the Company (the “Common Stock”). As of the date hereof, Starboard S LLC directly owns 1,228,808 shares of Common Stock. As of the date hereof, Starboard C LP directly owns 719,046 shares of Common Stock. As of the date hereof, Starboard L Master directly owns 630,304 shares of Common Stock. Starboard L GP, as the general partner of Starboard L Master, may be deemed the beneficial owner of the 630,304 shares of Common Stock owned by Starboard L Master. Starboard R LP, as the general partner of Starboard C LP, may be deemed the beneficial owner of the 719,046 shares of Common Stock owned by Starboard C LP. Starboard R GP, as the general partner of Starboard R LP and Starboard L GP, may be deemed the beneficial owner of an aggregate of 1,349,350 shares of Common Stock owned by Starboard C LP and Starboard L Master. As of the date hereof, Starboard X Master directly owns 1,283,645 shares of Common Stock. As of the date hereof, 2,065,861 of Common Stock were held in an account managed by Starboard Value LP (the “Starboard Value LP Account”). Starboard Value LP, as the investment manager of each of Starboard V&O Fund, Starboard C LP, Starboard L Master and Starboard X Master and the Starboard Value LP Account and the manager of Starboard S LLC, may be deemed the beneficial owner of an aggregate of 12,548,399 shares of Common Stock directly owned by Starboard V&O Fund, Starboard S LLC, Starboard C LP, Starboard L Master, Starboard X Master and held in the Starboard Value LP Account. Each of Starboard Value GP, as the general partner of Starboard Value LP, Principal Co, as a member of Starboard Value GP, Principal GP, as the general partner of Principal Co and Messrs. Smith and Feld, as members of Principal GP and as members of each of the Management Committee of Starboard Value GP and the Management Committee of Principal GP, may be deemed the beneficial owner of 12,548,399 shares of Common Stock directly owned by Starboard V&O Fund, Starboard S LLC, Starboard C LP, Starboard L Master, Starboard X Master and held in the Starboard Value LP Account.